Exhibit 23.2

As independent registered public accountants, we hereby consent to the use of our report dated December 21, 2006, on the consolidated financial statements of Amtech Systems, Inc. as of September 30, 2006 and 2005 and for each of the two years in the period ended September 30, 2006 (and to all references to our Firm) included in or made a part of this Registration Statement on Form S-1.

/s/ Mayer Hoffman McCann P.C.

Phoenix, Arizona
November 13, 2007